Exhibit 99.1

Bristol Myers Squibb Reports Fourth Quarter and Full-Year Financial Results for 2023
Results Reflect Continued Strength of In-Line and New Products, Pipeline Execution and
Business Development Activity, Supporting Growth Momentum into 2024

•Reports Fourth Quarter Revenues of $11.5 Billion; GAAP EPS of $0.87 and Non-GAAP EPS of $1.70
◦In-Line and New Product Portfolio Revenues Increased 9% to $9.8 Billion
•Reports Full-Year Revenues of $45.0 Billion; GAAP EPS of $3.86 and Non-GAAP EPS of $7.51
◦In-Line and New Product Portfolio Revenues Increased 7% to $37.9 Billion
•Strengthens Long-Term Growth Profile Through Multiple Transactions, Including Planned Acquisitions of Karuna Therapeutics and RayzeBio and Strategic Collaboration with SystImmune; Completes Purchase of Mirati Therapeutics
•Advances Research Pipeline Including U.S. Approval of Augtyro and FDA Acceptance of sBLAs for Breyanzi in Follicular Lymphoma and Mantle Cell Lymphoma for Priority Review
•Provides 2024 Guidance with Revenues Increasing by Low Single-Digits; Non-GAAP EPS Range $7.10 to $7.40, Excludes Impact of Pending Transactions

(PRINCETON, N.J., February 2, 2024) – Bristol Myers Squibb (NYSE: BMY) today reports results for the fourth quarter and full year of 2023, which reflect strong pipeline acceleration, continued portfolio diversification, and momentum in our business.

“We saw good performance in the fourth quarter from our in-line and new products and took several actions to strengthen the company and build a foundation for sustainable growth,” said Christopher Boerner, Ph.D., chief executive officer, Bristol Myers Squibb. “In 2024, our focus is on delivering strong commercial execution and accelerating opportunities that enhance our growth profile in the middle of the decade and beyond."

	Fourth Quarter				Full Year
$ in millions, except per share amounts	2023	2022	Change	Change Excl. F/X**	2023	2022	Change	Change Excl. F/X**
Total Revenues	$11,477	$11,406	1%	1%	$45,006	$46,159	(2)%	(2)%
EPS — GAAP*	0.87	0.95	(8)%	N/A	3.86	2.95	31%	N/A
EPS — Non-GAAP*	1.70	1.82	(7)%	N/A	7.51	7.70	(2)%	N/A
Acquired IPRD charge and Licensing Income Net Impact (Decrease)/Increase	(0.20)	(0.01)	N/A	N/A	(0.28)	(0.24)	N/A	N/A
* GAAP and Non-GAAP earnings per share include the net impact of Acquired IPRD charges and licensing income.
** See "Use of Non-GAAP Financial Information".

FOURTH QUARTER RESULTS
All comparisons are made versus the same period in 2022 unless otherwise stated.
•Bristol Myers Squibb posted fourth quarter revenues of $11.5 billion, an increase of 1% both on a reported and when adjusted for foreign exchange basis, primarily due to higher sales of new product portfolio, as well as Eliquis and Opdivo, partially offset by lower sales of Revlimid.
•U.S. revenues increased 1% to $8.0 billion primarily due to higher sales of new product portfolio, Eliquis and Opdivo, partially offset by lower sales of Revlimid.
•International revenues remained relatively flat at $3.5 billion, primarily due to lower sales of Revlimid, offset by higher sales of new product portfolio and Opdivo.
•On a GAAP basis, gross margin decreased from 77.3% to 76.1% and on a non-GAAP basis, gross margin decreased from 77.9% to 76.4% primarily due to product mix and lower hedge settlement gains.
•On a GAAP and non-GAAP basis, marketing, selling and administrative expenses decreased 9% to $2.1 billion primarily due to timing of spend.
•On a GAAP and non-GAAP basis, research and development expenses remained relatively flat at $2.5 billion.
•On a GAAP and non-GAAP basis, Acquired IPRD increased to $600 million from $52 million primarily due to the reacquired mavacamten rights of $445 million in China and certain other Asian territories. On a GAAP and non-GAAP basis, licensing income was $67 million compared to $16 million during the same period a year ago.
•On a GAAP basis, amortization of acquired intangible assets decreased 3% to $2.3 billion primarily due to the Abraxane marketed product right being fully amortized in the fourth quarter of 2022.
•On a GAAP basis, income tax benefit was $88 million despite pre-tax earnings of $1.7 billion primarily due to a valuation allowance reversal related to unrealized equity investment losses and foreign currency. In 2022, the income tax benefit was $166 million despite pre-tax earnings of $1.9 billion primarily due to the release of income tax reserves. On a non-GAAP basis, the effective tax rate changed from 10.9% to 14.9%, primarily due to release of income tax reserves in 2022.
•The company reported on a GAAP basis net earnings attributable to Bristol Myers Squibb of $1.8 billion, or $0.87 per share, compared to $2.0 billion, or $0.95 per share, for the same period a year ago. In addition to the items above, the decrease in GAAP EPS was driven by lower losses in equity investments. The company reported on a non-GAAP basis net earnings attributable to Bristol Myers Squibb of $3.5 billion, or $1.70 per share, compared to $3.9 billion, or $1.82 per share, for the same period a year ago. The EPS results in the fourth quarter of 2023 also include the impact of lower weighted-average common shares outstanding.

FOURTH QUARTER PRODUCT REVENUE HIGHLIGHTS

($ amounts in millions)	Quarter Ended December 31, 2023			% Change from Quarter Ended December 31, 2022			% Change from Quarter Ended December 31, 2022 Ex-F/X**
	U.S.(c)	Int'l	WW(d)	U.S.(c)	Int'l	WW(d)	Int'l	WW(d)
In-Line Products
Eliquis	$1,899	$975	$2,874	11%	1%	7%	(3)%	6%
Opdivo	1,411	976	2,387	12%	3%	8%	4%	8%
Orencia	766	219	985	8%	8%	8%	11%	9%
Pomalyst/Imnovid	632	258	890	1%	2%	1%	—%	1%
Yervoy	343	223	566	(1)%	—%	—%	1%	—%
Sprycel	417	109	526	—%	(32)%	(9)%	(31)%	(9)%
Mature and other products (a)	202	278	480	9%	(6)%	—%	(5)%	1%
Total In-Line Products	5,670	3,038	8,708	8%	(1)%	5%	(1)%	5%
New Product Portfolio
Reblozyl	274	46	320	75%	10%	61%	5%	60%
Opdualag	187	3	190	80%	N/A	83%	N/A	83%
Abecma	56	44	100	(40)%	42%	(20)%	39%	(21)%
Zeposia	101	32	133	74%	52%	68%	43%	66%
Breyanzi	85	16	101	*	23%	84%	23%	84%
Camzyos	84	4	88	*	N/A	*	N/A	*
Sotyktu	56	7	63	*	N/A	*	N/A	*
Onureg	31	16	47	15%	60%	27%	50%	24%
Inrebic	19	10	29	12%	67%	26%	67%	26%
Augtyro	1	—	1	N/A	N/A	N/A	N/A	N/A
Total New Product Portfolio	894	178	1,072	71%	45%	66%	39%	65%
Total In-Line and New Product Portfolio	6,564	3,216	9,780	13%	1%	9%	1%	9%
Recent LOE Products (b)
Revlimid	1,262	188	1,450	(38)%	(21)%	(36)%	(20)%	(36)%
Abraxane	177	70	247	53%	11%	38%	22%	42%
Total Recent LOE Products	1,439	258	1,697	(33)%	(15)%	(30)%	(11)%	(30)%

Total Revenues	$8,003	$3,474	$11,477	1%	—%	1%	—%	1%

*    In excess of +100%
**    See "Use of Non-GAAP Financial Information".
(a)    Includes over-the-counter (OTC) products, royalty revenue and mature products.
(b)    Recent LOE Products includes products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Includes Puerto Rico.
(d)    Worldwide (WW) includes U.S. and International (Int'l).

FOURTH QUARTER PRODUCT REVENUE HIGHLIGHTS
In-Line Products
Revenues for in-line products in the fourth quarter were $8.7 billion compared to $8.3 billion in the prior year period. In-line products revenue was largely driven by:
•Eliquis worldwide revenues increased 7%, or 6% when adjusted for foreign exchange impacts. U.S. revenues were $1.9 billion compared to $1.7 billion in the prior year period, representing an increase of 11% primarily due to higher demand, partially offset by GTN adjustments in 2023. International revenues were $975 million compared to $970 million in the prior year period, representing an increase of 1%, or a decrease of 3% when adjusted for foreign exchange impacts, primarily driven by lower average net selling prices and generic erosion in several European countries.
•Opdivo worldwide revenues increased 8% both on a reported and when adjusted for foreign exchange basis. U.S. revenues increased 12% to $1.4 billion compared to $1.3 billion in the prior year period primarily due to higher demand. International revenues were $976 million compared to $951 million in the prior year period, representing an increase of 3%, or 4% when adjusted for foreign exchange impacts, primarily due to higher demand as a result of launches for new indications and core indications.
New Product Portfolio
•New product portfolio worldwide revenues increased to $1.1 billion compared to $645 million in the prior year period, representing a growth of 66%, or 65% when adjusted for foreign exchange impacts, primarily driven by higher demand across the portfolio, including for Reblozyl, Opdualag, Camzyos, Sotyktu, Zeposia and Breyanzi.
Recent LOE Products
•Revlimid worldwide revenues declined to $1.5 billion compared to $2.3 billion in the prior year period, representing a decline of 36%, both on a reported and when adjusted for foreign exchange basis, primarily due to generic erosion.

PRODUCT AND PIPELINE UPDATE
The company recently achieved several important regulatory and clinical milestones. In November 2023, Augtyro received U.S. regulatory approval in non-small cell lung cancer. The U.S. Food and Drug Administration (FDA) also accepted supplemental Biologics License Applications (sBLAs) for

Breyanzi to expand into follicular lymphoma and mantle cell lymphoma.

Oncology

Category	Asset	Milestone
Regulatory	KRAZATI® (adagrasib)
The European Commission (EC) granted conditional marketing authorization for KRAZATI as a targeted treatment option for adult patients with KRASG12C -mutated advanced non-small cell lung cancer (NSCLC) and disease progression after at least one prior systemic therapy.

repotrectinib
The European Medicines Agency (EMA) validated the marketing authorization application for repotrectinib as a treatment for ROS1 tyrosine kinase inhibitor (TKI)-naïve and -pretreated adult patients with ROS1-positive locally advanced or metastatic NSCLC and TKI naïve- and -pretreated adult and pediatric patients 12 years and older with NTRK-positive locally advanced or metastatic solid tumors. The application was based on the registrational Phase 1/2 TRIDENT-1 trial and CARE study. Application validation confirms the submission is complete and begins the EMA's centralized review procedure.

Opdivo® (nivolumab)
The FDA accepted the sBLA for Opdivo in combination with cisplatin-based chemotherapy as a first-line treatment for adult patients with unresectable or metastatic urothelial carcinoma. The FDA granted the application Priority Review and assigned a Prescription Drug User Fee Act (PDUFA) goal date of April 5, 2024.

In addition, the EMA validated the type II variation application for Opdivo in combination with cisplatin-based chemotherapy as a first-line treatment for adult patients with unresectable or metastatic urothelial carcinoma. Application validation confirms the submission is complete and begins the EMA’s centralized review procedure.

The FDA’s sBLA acceptance and the EMA’s application validation are based on results from the Phase 3 CheckMate -901 trial.

	AugtyroTM (repotrectinib)	The FDA approved Augtyro, a TKI, for the treatment of adult patients with locally advanced or metastatic ROS1-positive NSCLC. The approval is based on results from the pivotal TRIDENT-1 study.
Clinical & Research	Subcutaneous nivolumab
Data from the Phase 3 CheckMate -67T trial, evaluating the subcutaneous formulation of Opdivo (nivolumab) co-formulated with Halozyme’s proprietary recombinant human hyaluronidase compared to intravenous Opdivo in patients with advanced or metastatic clear cell renal cell carcinoma who have received prior systemic therapy, demonstrated noninferiority for the co-primary endpoints of Cavgd28 (time-averaged Opdivo serum concentration over 28 days) and Cminss (trough serum concentration at steady state) compared to intravenous Opdivo. In addition, subcutaneous nivolumab displayed noninferior objective response rate as assessed by Blinded Independent Central Review (BICR) versus intravenous Opdivo.

Opdivo
Four-year follow-up results from the CheckMate -9ER trial evaluating Opdivo in combination with CABOMETYX® (cabozantinib) vs. sunitinib in patients with previously untreated advanced or metastatic renal cell carcinoma (RCC) continued to show superior progression-free survival (PFS) and objective response rates in patients treated with Opdivo plus CABOMETYX over sunitinib, regardless of risk classification based on International Metastatic Renal Cell Carcinoma Database Consortium (IMDC) scores. Superior overall survival (OS) was also observed in patients treated with the combination.

Opdivo+Yervoy
Eight-year data from the Phase 3 CheckMate -214 trial evaluating Opdivo plus Yervoy versus sunitinib continued to demonstrate long-term survival results, reducing the risk of death by 28% in patients with previously untreated advanced or metastatic RCC, regardless of IMDC risk group. Patients treated with Opdivo plus Yervoy maintained superior survival and more durable response benefits compared to those who received sunitinib in both patients with intermediate- and poor-risk prognostic factors and across all randomized patients.

The Phase 3 CheckMate -8HW trial evaluating Opdivo plus Yervoy compared to investigator’s choice of chemotherapy as a first-line treatment for patients with microsatellite instability-high or mismatch repair deficient metastatic colorectal cancer (MSI-H/dMMR mCRC) met the dual primary endpoint of PFS as assessed by BICR at a pre-specified interim analysis. The study is ongoing to assess the other dual primary endpoint of PFS per BICR in patients receiving Opdivo plus Yervoy compared to Opdivo alone, as well as secondary endpoints, including overall survival.

In addition, data from the Phase 3 CheckMate -8HW trial showed that the combination of Opdivo plus Yervoy reduced the risk of disease progression or death by 79% versus chemotherapy as a first-line treatment for patients with MSI-H/dMMR mCRC compared to chemotherapy. Opdivo plus Yervoy is the first dual immunotherapy regimen to demonstrate significant efficacy benefit compared to chemotherapy in MSI-H/dMMR mCRC.

OpdualagTM (nivolumab and relatlimab)
The Phase 3 RELATIVITY-123 trial evaluating the fixed-dose combination of nivolumab and relatlimab for the treatment of microsatellite stable metastatic colorectal cancer patients whose disease has progressed following at least one, but no more than four, prior lines of therapy for metastatic disease will be discontinued due to futility based on a planned analysis conducted by an independent data monitoring committee. It was determined that the trial was unlikely to meet its primary endpoints upon completion. The recommendation to stop the study was not based on safety concerns.

Hematology

Category	Asset	Milestone
Regulatory	Abecma® (idecabtagene vicleucel)
The Committee for Medicinal Products for Human Use (CHMP) of the EMA has recommended marketing authorization approval of Abecma for the treatment of adult patients with relapsed and refractory multiple myeloma who have received at least two prior therapies, including an immunomodulatory agent, a proteasome inhibitor, and an anti-CD38 monoclonal antibody. The CHMP recommendation will now be reviewed by the EC, which has the authority to approve medicines for the European Union.

Reblozyl® (luspatercept-aamt)
Japan's Ministry of Health, Labour and Welfare (MHLW) granted manufacturing and marketing approval for Reblozyl 25 mg/75 mg injection for subcutaneous use indicated for myelodysplastic syndrome (MDS)-related anemia. The approval is based on the results of the global Phase 3 COMMANDS trial and the Phase 3 MEDALIST study, as well as a Japanese Phase 2 study (Study MDS-003) in red blood cell transfusion-independent low-risk MDS patients.

Breyanzi® (lisocabtagene maraleucel)
The FDA accepted sBLAs for Breyanzi to expand into new indications to include the treatment of adult patients with relapsed or refractory follicular lymphoma (FL) and relapsed or refractory mantle cell lymphoma (MCL) after a Bruton tyrosine kinase inhibitor. The FDA granted both applications Priority Review and assigned a PDUFA goal date of May 23, 2024, for Breyanzi in relapsed or refractory FL and May 31, 2024, for Breyanzi in relapsed or refractory MCL.

In addition, Japan's MHLW has also accepted the company's supplemental New Drug Application (sNDA) for Breyanzi for the treatment of relapsed or refractory FL.

In relapsed or refractory FL, the applications for Breyanzi in the U.S. and Japan are based on results from the TRANSCEND FL study. In relapsed or refractory MCL, the application for Breyanzi in the U.S. is based on results from the MCL cohort of the TRANSCEND NHL 001 study.

Abecma
Japan's MHLW granted manufacturing and marketing approval of the sNDA for an additional indication for Abecma for patients with relapsed or refractory multiple myeloma who have received at least two prior therapies, including an immunomodulatory agent, a proteasome inhibitor, and an anti-CD38 antibody. The approval is based on the interim analysis from the KarMMa-3 trial.

Breyanzi
The FDA accepted the sBLA for Breyanzi to expand its current indication to include the treatment of adult patients with relapsed or refractory chronic lymphocytic leukemia or small lymphocytic lymphoma who received a prior Bruton tyrosine kinase inhibitor and B-cell lymphoma 2 inhibitor. The FDA granted the application Priority Review and assigned a PDUFA goal date of March 14, 2024.

Clinical & Research	Abecma
Results from the preplanned final progression-free survival (PFS) analysis of the pivotal Phase 3, open-label, global, randomized controlled KarMMa-3 trial demonstrated a significantly improved PFS maintained with Abecma compared to standard regimens, with a 51% reduction in the risk of disease progression or death.

Breyanzi
First disclosure of primary analysis results from the high-risk, second-line cohort of the Phase 2 TRANSCEND FL trial evaluating Breyanzi in patients with relapsed or refractory FL demonstrated 95.7% complete response for patients with high-risk relapsed or refractory FL treated in a second-line setting.

Reblozyl
Updated results from the primary analysis of the Phase 3 COMMANDS trial, comparing Reblozyl versus epoetin alfa for the treatment of anemia in erythropoiesis stimulating agent (ESA)-naïve patients with lower-risk myelodysplastic syndromes who may require red blood cell transfusions, confirmed positive outcome of the interim analysis with superior efficacy and durability compared to ESAs.

FULL YEAR FINANCIAL RESULTS
All comparisons are made versus the same period in 2022 unless otherwise stated.
•Bristol Myers Squibb posted revenues of $45.0 billion, a decrease of 2%, both on a reported and when adjusted for foreign exchange basis, primarily due to lower sales of Revlimid, partially offset by higher sales of our new product portfolio and Opdivo.

•U.S. revenues decreased 1% to $31.6 billion due to lower sales of Revlimid resulting from generic erosion and, as previously disclosed, an increase in the number of patients receiving free drug product for Revlimid, and to a lesser extent Pomalyst, from the Bristol Myers Squibb Patient Assistance Foundation, a separate and independent 501(c)(3) entity to which BMS donates products. This was partially offset by an increase in demand for Opdivo, Eliquis and new product portfolio.
•International revenues decreased 6% to $13.5 billion, or 5% when adjusted for foreign exchange impacts, primarily due to lower sales of Revlimid and Eliquis, partially offset by an increase in demand for Opdivo and new product portfolio.
•On a GAAP basis, gross margin decreased from 78.0% to 76.2% and on a non-GAAP basis, gross margin decreased from 78.8% to 76.6%, primarily due to product mix and lower hedge settlement gains.
•On a GAAP and non-GAAP basis, marketing, selling and administrative expenses decreased 1% to $7.8 billion and $7.7 billion, respectively.
•On a GAAP basis, research and development expenses decreased 2% to $9.3 billion. On a non-GAAP basis, research and development expenses decreased 1% to $9.1 billion.
•On a GAAP and non-GAAP basis, Acquired IPRD increased 12% to $913 million. On a GAAP and non-GAAP basis, licensing income was $142 million during the year compared to $103 million in 2022.
•On a GAAP basis, amortization of acquired intangible assets decreased 6% to $9.0 billion. The decrease was primarily due to the Abraxane marketed product right being fully amortized in the fourth quarter of 2022.
•On a GAAP basis, effective tax rate changed from 17.7% to 4.7% primarily due to the receipt of a non-U.S. tax ruling regarding the deductibility of a statutory impairment and changes in income tax reserves, valuation allowances and IRS guidance regarding deductibility of certain non-U.S. research and development expenses. On a non-GAAP basis, the effective tax rate changed from 15.3% to 14.7%.
•The company reported on a GAAP basis net earnings attributable to Bristol Myers Squibb of $8.0 billion, or $3.86 per share, compared to $6.3 billion, or $2.95 per share. In addition to the items above, the GAAP EPS was impacted by lower losses on equity investments as well as litigation and other settlement income in 2023. On a non-GAAP basis, net earnings attributable to Bristol Myers Squibb were $15.6 billion, or $7.51 per share, compared to $16.5 billion, or $7.70 per share. In addition to the non-GAAP drivers noted above, the non-GAAP EPS was impacted by higher royalty and investment income, as well as lower weighted-average common shares outstanding.

FULL YEAR PRODUCT REVENUE HIGHLIGHTS

($ amounts in millions)	Year Ended December 31, 2023			% Change from Year Ended December 31, 2022			% Change from Year Ended December 31, 2022 Ex-F/X**
	U.S.(c)	Int'l	WW(d)	U.S.(c)	Int'l	WW(d)	Int'l	WW(d)
In-Line Products
Eliquis	$8,592	$3,614	$12,206	10%	(10)%	4%	(10)%	3%
Opdivo	5,283	3,726	9,009	10%	8%	9%	11%	10%
Orencia	2,754	847	3,601	4%	3%	4%	6%	5%
Pomalyst/Imnovid	2,357	1,084	3,441	(3)%	2%	(2)%	3%	(1)%
Yervoy	1,388	850	2,238	6%	3%	5%	5%	6%
Sprycel	1,446	484	1,930	(3)%	(28)%	(11)%	(25)%	(10)%
Mature and other products (a)	772	1,123	1,895	3%	(13)%	(7)%	(11)%	(6)%
Total In-Line Products	22,592	11,728	34,320	6%	(3)%	3%	(2)%	4%
New Product Portfolio
Reblozyl	811	197	1,008	37%	56%	41%	54%	40%
Opdualag	617	10	627	*	N/A	*	N/A	*
Abecma	358	114	472	21%	25%	22%	24%	21%
Zeposia	324	110	434	83%	51%	74%	47%	72%
Breyanzi	303	61	364	*	97%	100%	*	*
Camzyos	226	5	231	*	N/A	*	N/A	*
Sotyktu	157	13	170	*	N/A	*	N/A	*
Onureg	117	51	168	23%	76%	35%	72%	35%
Inrebic	74	36	110	7%	*	29%	*	29%
Augtyro	1	—	1	N/A	N/A	N/A	N/A	N/A
Total New Product Portfolio	2,988	597	3,585	80%	63%	77%	61%	76%
Total In-Line and New Product Portfolio	25,580	12,325	37,905	12%	(1)%	7%	—%	8%
Recent LOE Products (b)
Revlimid	5,266	831	6,097	(37)%	(49)%	(39)%	(47)%	(39)%
Abraxane	709	295	1,004	22%	28%	24%	39%	27%
Total Recent LOE Products	5,975	1,126	7,101	(33)%	(39)%	(34)%	(36)%	(34)%

Total Revenues	$31,555	$13,451	$45,006	(1)%	(6)%	(2)%	(5)%	(2)%
*    In excess of +100%
**    See "Use of Non-GAAP Financial Information".
(a)    Includes over-the-counter (OTC) products, royalty revenue and mature products.
(b)    Recent LOE Products includes products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Includes Puerto Rico.
(d)    Worldwide (WW) includes U.S. and International (Int'l).

FULL YEAR PRODUCT REVENUE HIGHLIGHTS
In-Line Products
Revenues for in-line products were $34.3 billion compared to $33.3 billion in the prior year period. In-line products revenue was largely driven by:
•Eliquis worldwide revenues increased 4%, or 3% when adjusted for foreign exchange impacts. U.S. revenues were $8.6 billion compared to $7.8 billion in the prior year period, representing an increase of 10%, primarily due to higher demand. International revenues were $3.6 billion compared to $4.0 billion in the prior year period, representing a decrease of 10% both on a reported and when adjusted for foreign exchange basis, primarily driven by lower average net selling prices and generic erosion in Canada and the U.K.
•Opdivo worldwide revenues increased 9%, or 10% when adjusted for foreign exchange impacts. U.S. revenues increased 10% to $5.3 billion compared to $4.8 billion in the prior year period, primarily due to higher demand. International revenues were $3.7 billion compared to $3.4 billion in the prior year period, representing an increase of 8%, or 11% when adjusted for foreign exchange impacts, primarily due to higher demand as a result of launches for new indications and core indications.
New Product Portfolio
•New product portfolio worldwide revenues increased to $3.6 billion compared to $2.0 billion in the prior year period, representing a growth of 77%, or 76% when adjusted for foreign exchange impacts, primarily driven by higher demand across the portfolio, including for Opdualag, Reblozyl, Camzyos, Breyanzi, Zeposia and Sotyktu.
Recent LOE Products
•Revlimid worldwide revenues declined by 39% both on a reported and when adjusted for foreign exchange basis, primarily due to generic erosion and, as previously disclosed, an increase in the number of patients receiving free drug product from the Bristol Myers Squibb Patient Assistance Foundation, a separate and independent 501(c)(3) entity to which the company donates products.

Business Development
The company entered into multiple transactions in December 2023, strengthening its long-term growth profile and enhancing its portfolio and pipeline.

•The company agreed to acquire Karuna Therapeutics, Inc., a clinical-stage biopharmaceutical company developing medicines for people with psychiatric and neurological conditions. Once complete, the transaction is expected to strengthen the company's expanding position in neuroscience and add important assets, including KarXT (xanomeline-trospium), an antipsychotic with a novel mechanism of action and differentiated efficacy and safety. Karuna's New Drug Application for KarXT for the treatment of schizophrenia in adults was accepted for review by the FDA and given a PDUFA date of September 26, 2024. The transaction is expected to close in the first half of 2024, subject to the satisfaction of customary closing conditions.
•In addition, the company agreed to acquire RayzeBio, Inc., a clinical-stage radiopharmaceutical therapeutics (RPT) company with an innovation-leading position in actinium-based RPTs and a rich pipeline of potentially first-in-class and best-in-class drug development programs currently targeting solid tumors. The acquisition is expected to enhance Bristol Myers Squibb's leading oncology franchise and add a robust engine for delivering investigational new drugs, as well as state-of-the-art radiopharmaceutical manufacturing capabilities. The transaction is expected to close in the first half of 2024, subject to the satisfaction of customary closing conditions.
•The company reached an exclusive license and collaboration agreement with SystImmune for its BL-B01D1 asset, a potentially first-in-class EGFRxHER3 bispecific antibody-drug conjugate (ADC) currently being evaluated in a global, multi-center Phase 1 study for safety and efficacy in individuals with metastatic or unresectable non-small cell lung cancer. The collaboration further diversifies Bristol Myers Squibb's oncology portfolio and enhances the company's presence in the ADC space. The transaction is expected to close in the first half of 2024, subject to the satisfaction of customary closing conditions.

On January 23, 2024, the company announced it had successfully completed its acquisition of Mirati Therapeutics, Inc., further diversifying Bristol Myers Squibb's oncology portfolio and strengthening its pipeline in the latter half of the decade and beyond. Through the transaction, the company added commercialized lung cancer medicine KRAZATI to its oncology portfolio as well as several promising clinical assets, including a potential first-in-class MTA-cooperative PRMT5 inhibitor in Phase 1 development and a leading KRAS and KRAS-enabling program with two candidates in Phase 1 development.

Capital Allocation
The company takes a strategic approach to capital allocation focused on prioritizing investment for growth through business development, maintaining a strong investment grade credit rating, and returning capital to shareholders through dividends and share repurchase. Dividend decisions are subject to approval by the Board of Directors.

•In December, the company announced that the Board declared a quarterly dividend of $0.60 per share on the company's common stock, an increase of 5.3% over last year's quarterly rate. Subject to the normal quarterly review by the Board, the annual dividend rate for fiscal year 2024 is $2.40 per share. This is the 15th consecutive year the company has increased its dividend and the 92nd consecutive year it has paid a dividend.
•Also in December, the company announced that the Board authorized the repurchase of an additional $3 billion of the company's common stock under an existing multi-year share repurchase program. With this increase, the company's total outstanding share repurchase authorization is approximately $5 billion.

Environmental, Social & Governance (ESG)
As a leading biopharmaceutical company, we understand our responsibility extends well beyond the discovery, development and delivery of innovative medicines. Our evolving ESG strategy builds on a legacy of comprehensive and global sustainability efforts that seek to drive business value and positively impact patients, employees, communities and the planet. To learn more about our priorities and goals, please visit our latest ESG report.

Financial Guidance
Bristol Myers Squibb provides its 2024 non-GAAP EPS guidance range of $7.10 - $7.40. Key 2024 non-GAAP line-item guidance assumptions are:
•Total 2024 revenues are expected to increase by low single-digits; Excluding foreign exchange, total revenues are expected to increase by low single-digits.
•Non-GAAP Gross margin is expected to be approximately 74%.
•Non-GAAP Operating expenses are expected to increase by low single-digits.
•Other Income/(Expense) is expected to be approximately $250 million.
•An effective tax rate of approximately 17.5%.

The 2024 financial guidance excludes the impact of any potential future strategic acquisitions, including the announced planned acquisitions of RayzeBio and Karuna, divestitures, specified items, and the impact of future Acquired IPRD charges. To the extent we have quantified the impact of significant R&D charges or other income resulting from upfront or contingent milestone payments in connection with asset acquisitions or licensing of third-party intellectual property rights, we may update this information from time to time on our website www.bms.com, in the "Investors" section. GAAP and non-GAAP guidance assume current exchange rates. The financial guidance is subject to risks and uncertainties applicable to all forward-looking statements as described elsewhere in this press release.

A reconciliation of forward-looking non-GAAP measures, including non-GAAP EPS, to the most directly comparable GAAP measures is not provided because comparable GAAP measures for such measures are not reasonably accessible or reliable due to the inherent difficulty in forecasting and quantifying measures that would be necessary for such reconciliation. Namely, we are not without unreasonable effort, able to reliably predict the impact of accelerated depreciation and impairment charges, legal and other settlements, gains and losses from equity investments and other adjustments. In addition, the company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. These items are uncertain, depend on various factors and may have a material impact on our future GAAP results. See "Cautionary Statement Regarding Forward-Looking Statements" and "Use of Non-GAAP Financial Information."

To better align with its go forward strategy, beginning with the first quarter of 2024, the company will update its presentation of revenues to include a Legacy Portfolio and a Growth Portfolio. Legacy Portfolio will include products such as Eliquis, Revlimid, Pomalyst, Sprycel, Abraxane and other mature brands. The Growth Portfolio will include products that comprise the remainder of our portfolio including new launches.

Conference Call Information
Bristol Myers Squibb will host a conference call today, Friday, February 2, 2024, at 8:00 a.m. ET during which company executives will review the quarterly financial results and address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at http://investor.bms.com.

Investors and the public can register for the live conference call here. Those unable to register can access the live conference call by dialing in the U.S. toll-free 1-833-816-1116 or international +1 412-317-0705. Materials related to the call will be available at http://investor.bms.com prior to the start of the conference call.

A replay of the webcast will be available at http://investor.bms.com approximately three hours after the conference call concludes. A replay of the conference call will be available beginning at

11:30 a.m. ET on February 2, 2024, through 11:30 a.m. ET on February 16, 2024, by dialing in the U.S. toll free 1-877-344-7529 or international +1 412-317-0088, confirmation code: 1212122.

About Bristol Myers Squibb
Bristol Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube, Facebook, and Instagram.
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For more information, contact:
Media: media@bms.com
Investor Relations: investor.relations@bms.com

Use of Non-GAAP Financial Information
In discussing financial results and guidance, the company refers to financial measures that are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP and are presented because management has evaluated the company’s financial results both including and excluding the adjusted items or the effects of foreign currency translation, as applicable, and believes that the non-GAAP financial measures presented portray the results of the company's baseline performance, supplement or enhance management, analysts and investors overall understanding of the company’s underlying financial performance and trends and facilitate comparisons among current, past and future periods. In addition, non-GAAP gross margin, which is gross profit excluding certain specified items, as a percentage of revenues, non-GAAP operating margin, which is gross profit less marketing, selling and administrative expenses and research and development expense excluding certain specified items as a percentage of revenues, non-GAAP operating expenses, which is marketing, selling and administrative and research and development expenses excluding certain specified items, non-GAAP marketing, selling and administrative expenses, which is marketing, selling and administrative expenses excluding certain specified items, and non-GAAP research and development expenses, which is research and development expenses excluding certain specified items, are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by our management and make it easier for investors, analysts and peers to compare our operating performance to other companies in our industry and to compare our year-over-year results.

This earnings release and the accompanying tables also provide certain revenues and expenses as well as non-GAAP measures excluding the impact of foreign exchange ("Ex-Fx"). We calculate foreign exchange impacts by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results. Ex-Fx financial measures are not accounted for according to GAAP because they remove the effects of currency movements from GAAP results.

Non-GAAP financial measures such as non-GAAP earnings and related EPS information are adjusted to exclude certain costs, expenses, gains and losses and other specified items that are evaluated on an individual basis after considering their quantitative and qualitative aspects and typically have one or more of the following characteristics, such as being highly variable, difficult to project, unusual in nature, significant to the results of a particular period or not indicative of past or future operating results. These items are excluded from non-GAAP earnings and related EPS information because the company believes they neither relate to the ordinary course of the company’s business nor reflect the company’s underlying business performance. Similar charges or gains were recognized in prior periods and will likely reoccur in future periods, including amortization of acquired intangible assets, including product rights that generate a significant portion of our ongoing revenue and will recur until the intangible assets are fully amortized, unwind of inventory purchase price adjustments, acquisition and integration expenses, restructuring costs, accelerated depreciation and impairment of property, plant and equipment and intangible assets, costs of acquiring a priority review voucher, divestiture gains or losses, stock compensation resulting from acquisition-related equity awards, pension, legal and other contractual settlement charges, equity investment and contingent value rights fair value adjustments (including fair value adjustments attributed to limited partnership equity method investments), income resulting from the change in control of the Nimbus Therapeutics TYK2 Program and amortization of fair value adjustments of debt acquired from Celgene in our 2019 exchange offer, among other items. Deferred and current income taxes attributed to these items are also adjusted for considering their individual impact to the overall tax expense, deductibility and jurisdictional tax rates. Certain other significant tax items are also excluded such as the impact resulting from a non-U.S. tax ruling regarding the deductibility of a statutory impairment of subsidiary investments, release of income tax reserves related to the Mead Johnson split-off transaction and internal transfers of intangible and other assets to streamline our legal entity structure subsequent to the Celgene acquisition.

Because the non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered superior to and are not intended to be considered in isolation or as a substitute for the related financial measures presented in the press release that are prepared in accordance with GAAP and may not be the same as or comparable to similarly titled measures presented by other companies due to possible differences in method and in the items being adjusted. We encourage investors to review our financial statements and publicly-filed reports in their entirety and not to rely on any single financial measure.

Reconciliations of the non-GAAP financial measures to the most comparable GAAP measures are provided in the accompanying financial tables and will also be available on the company’s website at www.bms.com. Within the accompanying financial tables presented, certain columns and rows may not add due to the use of rounded numbers. Percentages and earnings per share amounts presented are calculated from the underlying amounts.

A reconciliation of forward-looking non-GAAP measures, including non-GAAP EPS, to the most directly comparable GAAP measures is not provided because comparable GAAP measures for such measures are not reasonably accessible or reliable due to the inherent difficulty in forecasting and quantifying measures that would be necessary for such reconciliation. Namely, we are not without unreasonable effort, able to reliably predict the impact of accelerated depreciation, and impairment charges, legal and other settlements, gains and losses from equity investments and other adjustments. In addition, the Company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. These items are uncertain, depend on various factors and may have a material impact on our future GAAP results.

Website Information
We routinely post important information for investors on our website, BMS.com, in the “Investors” section. We may use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investors section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. We may also use social media channels to communicate with our investors and the public about our company, our products and other matters, and those communications could be deemed to be material information. The information contained on, or that may be accessed through, our website or social media channels are not incorporated by reference into, and are not a part of, this document.

Cautionary Statement Regarding Forward-Looking Statements
This earnings release and the related attachments (as well as the oral statements made with respect to information contained in this release and the attachments) contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things, the Company’s 2024 financial guidance, plans and strategy, including its business development and capital allocation strategy, anticipated developments in the company’s pipeline, expectations with respect to the company’s future market position and the projected benefits of the company’s alliances and other business development activities. These statements may be identified by the fact they use words such as “should,” “could,” “expect,” “anticipate,” “estimate,” “target,” “may,” “project,” “guidance,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning and expression in connection with any discussion of future operating or financial performance, although not all forward-looking statements contain such terms. All statements that are not statements of historical facts are, or may be deemed to be, forward-looking statements. No forward-looking statement can be guaranteed and there is no assurance that the company will achieve its financial guidance and long-term targets, that the company’s future clinical studies will support the data described in this release, that the company’s product candidates will receive necessary clinical and manufacturing regulatory approvals, that the company’s pipeline products will prove to be commercially successful, that clinical and manufacturing regulatory approvals will be sought or obtained within currently expected timeframes, or that contractual milestones will be achieved or that the company will be able to complete any pending acquisitions and realize the benefits of these acquisitions.

Forward-looking statements are based on current expectations and projections about the company’s future financial results, goals, plans and objectives and involve inherent risks, assumptions and uncertainties, including internal or external factors that could delay, divert or change any of them in the next several years, that are difficult to predict, may be beyond the company’s control and could cause the company’s future financial results, goals, plans and objectives to differ materially from those expressed in, or implied by, the statements. Such risks, uncertainties and other matters include, but are not limited to: increasing pricing pressures from market access, pharmaceutical pricing controls and discounting; market actions taken by private and government payers to manage drug utilization and contain costs; the company’s ability to retain patent exclusivity of certain products; regulatory changes that result in lower prices, lower reimbursement rates and smaller populations for whom payers will reimburse; changes under the 340B Drug Pricing Program; the company’s ability to obtain and maintain regulatory approval for its product candidates; the company’s ability to obtain and protect market exclusivity rights and enforce patents and other intellectual property rights; the possibility of difficulties and delays in product introduction and commercialization; increasing industry competition; potential difficulties, delays and disruptions in manufacturing, distribution or sale of products; the company’s ability to identify potential strategic acquisitions, licensing opportunities or other beneficial transactions; failure to complete, or delays in completing, collaborations, acquisitions, divestitures, alliances and other portfolio actions and the failure to achieve anticipated benefits from such transactions and actions; the risk of an adverse patent litigation decision or settlement and exposure to other litigation and/or regulatory actions or investigations; the impact of any healthcare reform and legislation or regulatory action in the United States and international markets; increasing market penetration of lower-priced generic products; the failure of the company’s suppliers, vendors, outsourcing partners, alliance partners and other third parties to meet their contractual, regulatory and other obligations; the impact of counterfeit or unregistered versions of the company’s products and from stolen products; product label changes or other measures that could reduce the product's market acceptance for the company's products and result in declining sales; safety or efficacy concerns regarding the company’s products or any product in the same class as the company’s products; the risk of cyber-attacks on the company’s information systems or products and unauthorized disclosure of trade secrets or other confidential data; the company’s ability to execute its financial, strategic and operational plans; the company’s dependency on several key products; any decline in the company’s future royalty streams; the company’s ability to attract and retain key personnel; the impact of the company’s significant indebtedness; political and financial instability of international economies and sovereign risk including as a result of the Russian Federation-Ukraine conflict; interest rate and currency exchange rate fluctuations, credit and foreign exchange risk management; risks relating to the use of social media platforms; the impact of our exclusive forum provision in our by-laws for certain lawsuits on our stockholders’ ability to obtain a judicial forum that they find favorable for such lawsuits; issuance of new or revised accounting standards; and risks relating to public health outbreaks, epidemics and pandemics.

Forward-looking statements in this earnings release should be evaluated together with the many risks and uncertainties that affect the company’s business and market, particularly those identified in the cautionary statement and risk factors discussion in the company’s Annual Report on Form 10-K for the year ended December 31, 2022, as updated by the company’s subsequent Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other filings with the Securities and Exchange Commission. The forward-looking statements included in this document are made only as of the date of this document and except as otherwise required by applicable law, the company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise.

BRISTOL-MYERS SQUIBB COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2023 AND 2022
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022

Net product sales	$11,168	$11,065	$43,778	$44,671
Alliance and other revenues	309	341	1,228	1,488
Total Revenues	11,477	11,406	45,006	46,159

Cost of products sold(a)	2,745	2,593	10,693	10,137
Marketing, selling and administrative	2,073	2,266	7,772	7,814
Research and development	2,478	2,510	9,299	9,509
Acquired IPRD	600	52	913	815
Amortization of acquired intangible assets	2,278	2,343	9,047	9,595
Other (income)/expense, net	(371)	(217)	(1,158)	576
Total Expenses	9,803	9,547	36,566	38,446

Earnings Before Income Taxes	1,674	1,859	8,440	7,713
Provision for Income Taxes	(88)	(166)	400	1,368
Net Earnings	1,762	2,025	8,040	6,345
Noncontrolling Interest	—	3	15	18
Net Earnings Attributable to BMS	$1,762	$2,022	$8,025	$6,327

Weighted-Average Common Shares Outstanding:
Basic	2,027	2,108	2,069	2,130
Diluted	2,033	2,124	2,078	2,146

Earnings per Common Share:
Basic	$0.87	$0.96	$3.88	$2.97
Diluted	0.87	0.95	3.86	2.95

Other (income)/expense, net
Interest expense(b)	$316	$294	$1,166	$1,232
Royalty and licensing income	(420)	(316)	(1,488)	(1,283)
Royalty income - divestitures	(239)	(235)	(862)	(832)
Equity investment (gains)/losses	(53)	(165)	160	801
Integration expenses	62	97	242	440
Loss on debt redemption	—	—	—	266
Divestiture gains	—	—	—	(211)
Litigation and other settlements	3	146	(390)	178
Investment income	(145)	(82)	(449)	(171)
Provision for restructuring	44	15	365	75
Contingent consideration	(1)	(10)	(8)	(9)
Other	62	39	106	90
Other (income)/expense, net	$(371)	$(217)	$(1,158)	$576
(a)    Excludes amortization of acquired intangible assets.
(b)    Includes amortization of purchase price adjustments to Celgene debt.

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE THREE MONTHS ENDED DECEMBER 31, 2023 AND 2022
(Unaudited, dollars in millions)

							Change vs. 2022
	2023			2022			GAAP			Excl. F/X**
	U.S. (c)	Int'l	WW (d)	U.S. (c)	Int'l	WW (d)	U.S. (c)	Int'l	WW (d)	U.S.(c)	Int'l	WW (d)
In-Line Products
Eliquis	$1,899	$975	$2,874	$1,718	$970	$2,688	11%	1%	7%	11%	(3)%	6%
Opdivo	1,411	976	2,387	1,265	951	2,216	12%	3%	8%	12%	4%	8%
Orencia	766	219	985	710	203	913	8%	8%	8%	8%	11%	9%
Pomalyst/Imnovid	632	258	890	625	252	877	1%	2%	1%	1%	—%	1%
Yervoy	343	223	566	345	223	568	(1)%	—%	—%	(1)%	1%	—%
Sprycel	417	109	526	418	160	578	—%	(32)%	(9)%	—%	(31)%	(9)%
Mature and other brands(a)	202	278	480	185	297	482	9%	(6)%	—%	9%	(5)%	1%
Total In-Line Products	5,670	3,038	8,708	5,266	3,056	8,322	8%	(1)%	5%	8%	(1)%	5%
New Product Portfolio
Reblozyl	274	46	320	157	42	199	75%	10%	61%	75%	5%	60%
Opdualag	187	3	190	104	—	104	80%	N/A	83%	80%	N/A	83%
Abecma	56	44	100	94	31	125	(40)%	42%	(20)%	(40)%	39%	(21)%
Zeposia	101	32	133	58	21	79	74%	52%	68%	74%	43%	66%
Breyanzi	85	16	101	42	13	55	*	23%	84%	*	23%	84%
Camzyos	84	4	88	16	—	16	*	N/A	*	*	N/A	*
Sotyktu	56	7	63	7	—	7	*	N/A	*	*	N/A	*
Onureg	31	16	47	27	10	37	15%	60%	27%	15%	50%	24%
Inrebic	19	10	29	17	6	23	12%	67%	26%	12%	67%	26%
Augtyro	1	—	1	—	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Total New Product Portfolio	894	178	1,072	522	123	645	71%	45%	66%	71%	39%	65%
Total In-Line and New Product Portfolio	6,564	3,216	9,780	5,788	3,179	8,967	13%	1%	9%	13%	1%	9%
Recent LOE Products(b)
Revlimid	1,262	188	1,450	2,021	239	2,260	(38)%	(21)%	(36)%	(38)%	(20)%	(36)%
Abraxane	177	70	247	116	63	179	53%	11%	38%	53%	22%	42%
Total Recent LOE Products	1,439	258	1,697	2,137	302	2,439	(33)%	(15)%	(30)%	(33)%	(11)%	(30)%

Total Revenues	$8,003	$3,474	$11,477	$7,925	$3,481	$11,406	1%	—%	1%	1%	—%	1%
*    In excess of +100%
**    See "Use of Non-GAAP Financial Information".
(a)    Includes over-the-counter (OTC) products, royalty revenue and mature products.
(b)    Recent LOE Products includes products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Includes Puerto Rico.
(d)    Worldwide (WW) includes U.S. and International (Int'l).

BRISTOL-MYERS SQUIBB COMPANY
PRODUCT REVENUES
FOR THE TWELVE MONTHS ENDED DECEMBER 31, 2023 AND 2022
(Unaudited, dollars in millions)

							Change vs. 2022
	2023			2022			GAAP			Excl. F/X**
	U.S. (c)	Int'l	WW (d)	U.S. (c)	Int'l	WW (d)	U.S. (c)	Int'l	WW (d)	U.S.(c)	Int'l	WW (d)
In-Line Products
Eliquis	$8,592	$3,614	$12,206	$7,786	$4,003	$11,789	10%	(10)%	4%	10%	(10)%	3%
Opdivo	5,283	3,726	9,009	4,812	3,437	8,249	10%	8%	9%	10%	11%	10%
Orencia	2,754	847	3,601	2,638	826	3,464	4%	3%	4%	4%	6%	5%
Pomalyst/Imnovid	2,357	1,084	3,441	2,438	1,059	3,497	(3)%	2%	(2)%	(3)%	3%	(1)%
Yervoy	1,388	850	2,238	1,304	827	2,131	6%	3%	5%	6%	5%	6%
Sprycel	1,446	484	1,930	1,497	668	2,165	(3)%	(28)%	(11)%	(3)%	(25)%	(10)%
Mature and other brands(a)	772	1,123	1,895	750	1,295	2,045	3%	(13)%	(7)%	3%	(11)%	(6)%
Total In-Line Products	22,592	11,728	34,320	21,225	12,115	33,340	6%	(3)%	3%	6%	(2)%	4%
New Product Portfolio
Reblozyl	811	197	1,008	591	126	717	37%	56%	41%	37%	54%	40%
Opdualag	617	10	627	252	—	252	*	N/A	*	*	N/A	*
Abecma	358	114	472	297	91	388	21%	25%	22%	21%	24%	21%
Zeposia	324	110	434	177	73	250	83%	51%	74%	83%	47%	72%
Breyanzi	303	61	364	151	31	182	*	97%	100%	*	*	*
Camzyos	226	5	231	24	—	24	*	N/A	*	*	N/A	*
Sotyktu	157	13	170	8	—	8	*	N/A	*	*	N/A	*
Onureg	117	51	168	95	29	124	23%	76%	35%	23%	72%	35%
Inrebic	74	36	110	69	16	85	7%	*	29%	7%	*	29%
Augtyro	1	—	1	—	—	—	N/A	N/A	N/A	N/A	N/A	N/A
Total New Product Portfolio	2,988	597	3,585	1,664	366	2,030	80%	63%	77%	80%	61%	76%
Total In-Line and New Product Portfolio	25,580	12,325	37,905	22,889	12,481	35,370	12%	(1)%	7%	12%	—%	8%
Recent LOE Products(b)
Revlimid	5,266	831	6,097	8,359	1,619	9,978	(37)%	(49)%	(39)%	(37)%	(47)%	(39)%
Abraxane	709	295	1,004	580	231	811	22%	28%	24%	22%	39%	27%
Total Recent LOE Products	5,975	1,126	7,101	8,939	1,850	10,789	(33)%	(39)%	(34)%	(33)%	(36)%	(34)%

Total Revenues	$31,555	$13,451	$45,006	$31,828	$14,331	$46,159	(1)%	(6)%	(2)%	(1)%	(5)%	(2)%
*    In excess of +100%
**    See "Use of Non-GAAP Financial Information".
(a)    Includes over-the-counter (OTC) products, royalty revenue and mature products.
(b)    Recent LOE Products includes products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Includes Puerto Rico.
(d)    Worldwide (WW) includes U.S. and International (Int'l).

BRISTOL-MYERS SQUIBB COMPANY
INTERNATIONAL REVENUES
FOREIGN EXCHANGE IMPACT (%)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2023
(Unaudited)

	Three Months Ended December 31, 2023			Twelve Months Ended December 31, 2023
	Revenue Change %	F/X % Favorable/ (Unfavorable) **	Revenue Change % Ex- F/X **	Revenue Change %	F/X % Favorable/ (Unfavorable) **	Revenue Change % Ex- F/X **
In-Line Products
Eliquis	1%	4%	(3)%	(10)%	—%	(10)%
Opdivo	3%	(1)%	4%	8%	(3)%	11%
Orencia	8%	(3)%	11%	3%	(3)%	6%
Pomalyst/Imnovid	2%	2%	—%	2%	(1)%	3%
Yervoy	—%	(1)%	1%	3%	(2)%	5%
Sprycel	(32)%	(1)%	(31)%	(28)%	(3)%	(25)%
Mature and other products(a)	(6)%	(1)%	(5)%	(13)%	(2)%	(11)%
Total In-Line Products	(1)%	—%	(1)%	(3)%	(1)%	(2)%
New Product Portfolio
Reblozyl	10%	5%	5%	56%	2%	54%
Opdualag	N/A	N/A	N/A	N/A	N/A	N/A
Abecma	42%	3%	39%	25%	1%	24%
Zeposia	52%	9%	43%	51%	4%	47%
Breyanzi	23%	—%	23%	97%	(6)%	*
Camzyos	N/A	N/A	N/A	N/A	N/A	N/A
Sotyktu	N/A	N/A	N/A	N/A	N/A	N/A
Onureg	60%	10%	50%	76%	4%	72%
Inrebic	67%	—%	67%	*	*	*
Augtyro	N/A	N/A	N/A	N/A	N/A	N/A
Total New Product Portfolio	45%	6%	39%	63%	2%	61%
Total In-Line Products and New Product Portfolio	1%	—%	1%	(1)%	(1)%	—%
Recent LOE Products(b)
Revlimid	(21)%	(1)%	(20)%	(49)%	(2)%	(47)%
Abraxane	11%	(11)%	22%	28%	(11)%	39%
Total Recent LOE Products	(15)%	(4)%	(11)%	(39)%	(3)%	(36)%

Total	—%	—%	—%	(6)%	(1)%	(5)%
*    In excess of +/-100%.
**    See "Use of Non—GAAP Financial Information".
(a)    Includes over-the-counter (OTC) products, royalty revenue and other mature products.
(b)    Recent LOE products include products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.

BRISTOL-MYERS SQUIBB COMPANY
WORLDWIDE REVENUES (C)
FOREIGN EXCHANGE IMPACT (%)
FOR THE THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2023
(Unaudited)

	Three Months Ended December 31, 2023			Twelve Months Ended December 31, 2023
	Revenue Change %	F/X % Favorable/ (Unfavorable) **	Revenue Change % Ex- F/X **	Revenue Change %	F/X % Favorable/ (Unfavorable) **	Revenue Change % Ex- F/X **
In-Line Products
Eliquis	7%	1%	6%	4%	1%	3%
Opdivo	8%	—%	8%	9%	(1)%	10%
Orencia	8%	(1)%	9%	4%	(1)%	5%
Pomalyst/Imnovid	1%	—%	1%	(2)%	(1)%	(1)%
Yervoy	—%	—%	—%	5%	(1)%	6%
Sprycel	(9)%	—%	(9)%	(11)%	(1)%	(10)%
Mature and other products(a)	—%	(1)%	1%	(7)%	(1)%	(6)%
Total In-Line Products	5%	—%	5%	3%	(1)%	4%
New Product Portfolio
Reblozyl	61%	1%	60%	41%	1%	40%
Opdualag	83%	—%	83%	*	*	*
Abecma	(20)%	1%	(21)%	22%	1%	21%
Zeposia	68%	2%	66%	74%	2%	72%
Breyanzi	84%	—%	84%	100%	(1)%	*
Camzyos	*	*	*	*	*	*
Sotyktu	*	*	*	*	*	*
Onureg	27%	3%	24%	35%	—%	35%
Inrebic	26%	—%	26%	29%	—%	29%
Augtyro	N/A	N/A	N/A	N/A	N/A	N/A
Total New Product Portfolio	66%	1%	65%	77%	1%	76%
Total In-Line Products and New Product Portfolio	9%	—%	9%	7%	(1)%	8%
Recent LOE Products(b)
Revlimid	(36)%	—%	(36)%	(39)%	—%	(39)%
Abraxane	38%	(4)%	42%	24%	(3)%	27%
Total Recent LOE Products	(30)%	—%	(30)%	(34)%	—%	(34)%

Total	1%	—%	1%	(2)%	—%	(2)%
*    In excess of +/-100%.
**    See "Use of Non—GAAP Financial Information".
(a)    Includes over-the-counter (OTC) products, royalty revenue and other mature products.
(b)    Recent LOE products include products with significant expected decline in revenue from a prior reporting period as a result of a loss of exclusivity.
(c)    Worldwide (WW) includes U.S. and International (Int'l).

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF GAAP AND NON-GAAP GROWTH DOLLARS AND PERCENTAGES EXCLUDING FOREIGN EXCHANGE IMPACT
(Unaudited, dollars in millions)

THREE MONTHS ENDED	2023	2022	Change $	Change %	Favorable / (Unfavorable) F/X $ **	2023 Excl. F/X **	Favorable / (Unfavorable) F/X % **	% Change Excl. F/X **
Revenues	$11,477	$11,406	$71	1%	$4	$11,473	—%	1%
Gross profit	8,732	8,813	(81)	(1)%	N/A	N/A	N/A	N/A
Gross profit excluding specified items(a)	8,770	8,886	(116)	(1)%	N/A	N/A	N/A	N/A

Gross margin(b)	76.1%	77.3%
Gross margin excluding specified items	76.4%	77.9%

Marketing, selling and administrative	2,073	2,266	(193)	(9)%	5	2,078	1%	(8)%
Marketing, selling and administrative excluding specified items(a)	2,064	2,266	(202)	(9)%	5	2,069	—%	(9)%

Marketing, selling and administrative excluding specified items as a % of revenues	18.0%	19.9%

Research and development	2,478	2,510	(32)	(1)%	(5)	2,473	—%	(1)%
Research and development excluding specified items(a)	2,476	2,510	(34)	(1)%	(4)	2,472	(1)%	(2)%

Research and development excluding specified items as a % of revenues	21.6%	22.0%

TWELVE MONTHS ENDED	2023	2022	Change $	Change %	Favorable / (Unfavorable) F/X $ **	2023 Excl. F/X**	Favorable / (Unfavorable) F/X % **	% Change Excl. F/X **
Revenues	$45,006	$46,159	$(1,153)	(2)%	$(232)	$45,238	—%	(2)%
Gross profit	34,313	36,022	(1,709)	(5)%	N/A	N/A	N/A	N/A
Gross profit excluding specified items(a)	34,488	36,378	(1,890)	(5)%	N/A	N/A	N/A	N/A

Gross margin(b)	76.2%	78.0%
Gross margin excluding specified items	76.6%	78.8%

Marketing, selling and administrative	7,772	7,814	(42)	(1)%	46	7,818	1%	—%
Marketing, selling and administrative excluding specified items(a)	7,678	7,735	(57)	(1)%	46	7,724	1%	—%

Marketing, selling and administrative excluding specified items as a % of revenues	17.1%	16.8%

Research and development	9,299	9,509	(210)	(2)%	12	9,311	—%	(2)%
Research and development excluding specified items(a)	9,112	9,201	(89)	(1)%	12	9,124	—%	(1)%

Research and development excluding specified items as a % of revenues	20.2%	19.9%
*    Foreign exchange impacts were derived by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our current-period results.
**    See "Use of Non-GAAP Financial Information".
(a)    Refer to the Specified Items schedule above for further details.
(b)    Represents gross profit as a percentage of Revenues.

BRISTOL-MYERS SQUIBB COMPANY
SPECIFIED ITEMS
(Unaudited, dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Inventory purchase price accounting adjustments	$—	$53	$84	$293
Intangible asset impairment	27	—	27	—
Site exit and other costs	11	20	64	63
Cost of products sold	38	73	175	356

Employee compensation charges	—	—	—	73
Site exit and other costs	9	—	94	6
Marketing, selling and administrative	9	—	94	79

IPRD impairments	—	—	80	98
Priority review voucher	—	—	95	—
Inventory purchase price accounting adjustments	—	—	—	130
Employee compensation charges	—	—	—	80
Site exit and other costs	2	—	12	—
Research and development	2	—	187	308

Amortization of acquired intangible assets	2,278	2,343	9,047	9,595

Interest expense(a)	(13)	(17)	(52)	(83)
Equity investment (income)/losses	(54)	(163)	152	799
Integration expenses	62	97	242	440
Loss on debt redemption	—	—	—	266
Divestiture gains	—	—	—	(211)
Litigation and other settlements	—	144	(397)	140
Provision for restructuring	44	15	365	75
Other	32	1	55	71
Other (income)/expense, net	71	77	365	1,497

Increase to pretax income	2,398	2,493	9,868	11,835

Income taxes on items above	(695)	(345)	(1,639)	(1,332)
Income tax reserve release attributed to Mead Johnson	—	(225)	—	(225)
Income taxes attributed to internal transfer of certain assets	—	(72)	—	(72)
Income taxes attributed to a non-U.S. tax ruling	—	—	(656)	—
Income taxes	(695)	(642)	(2,295)	(1,629)

Increase to net earnings	$1,703	$1,851	$7,573	$10,206
(a)    Includes amortization of purchase price adjustments to Celgene debt.

BRISTOL-MYERS SQUIBB COMPANY
RECONCILIATION OF CERTAIN GAAP LINE ITEMS TO CERTAIN NON-GAAP LINE ITEMS
(Unaudited, dollars and shares in millions except per share data)

	Three Months Ended December 31, 2023			Twelve Months Ended December 31, 2023
	GAAP	Specified Items(a)	Non-GAAP	GAAP	Specified Items(a)	Non-GAAP
Gross profit	$8,732	$38	$8,770	$34,313	$175	$34,488
Marketing, selling and administrative	2,073	(9)	2,064	7,772	(94)	7,678
Research and development	2,478	(2)	2,476	9,299	(187)	9,112
Amortization of acquired intangible assets	2,278	(2,278)	—	9,047	(9,047)	—
Other (income)/expense, net	(371)	(71)	(442)	(1,158)	(365)	(1,523)
Earnings before income taxes	1,674	2,398	4,072	8,440	9,868	18,308
Provision for income taxes	(88)	695	607	400	2,295	2,695
Net earnings attributable to BMS used for diluted EPS calculation	$1,762	$1,703	$3,465	$8,025	$7,573	$15,598

Weighted-average common shares outstanding—diluted	2,033	2,033	2,033	2,078	2,078	2,078
Diluted earnings per share	$0.87	$0.83	$1.70	$3.86	$3.65	$7.51

Effective tax rate	(5.3)%	20.2%	14.9%	4.7%	10.0%	14.7%

	Three Months Ended December 31, 2022			Twelve Months Ended December 31, 2022
	GAAP	Specified Items(a)	Non-GAAP	GAAP	Specified Items(a)	Non-GAAP
Gross profit	$8,813	$73	$8,886	$36,022	$356	$36,378
Marketing, selling and administrative	2,266	—	2,266	7,814	(79)	7,735
Research and development	2,510	—	2,510	9,509	(308)	9,201
Amortization of acquired intangible assets	2,343	(2,343)	—	9,595	(9,595)	—
Other (income)/expense, net	(217)	(77)	(294)	576	(1,497)	(921)
Earnings before income taxes	1,859	2,493	4,352	7,713	11,835	19,548
Provision for income taxes	(166)	642	476	1,368	1,629	2,997
Net earnings attributable to BMS used for diluted EPS calculation	$2,022	$1,851	$3,873	$6,327	$10,206	$16,533

Weighted-average common shares outstanding—diluted	2,124	2,124	2,124	2,146	2,146	2,146
Diluted earnings per share	$0.95	$0.87	$1.82	$2.95	$4.75	$7.70

Effective tax rate	(8.9)%	19.8%	10.9%	17.7%	(2.4)%	15.3%
(a) Refer to the Specified Items schedule above for further details. Effective tax rate on the Specified Items represents the difference between the GAAP and Non-GAAP effective tax rate.

BRISTOL-MYERS SQUIBB COMPANY
NET DEBT CALCULATION
AS OF DECEMBER 31, 2023 AND DECEMBER 31, 2022
(Unaudited, dollars in millions)

	December 31, 2023	December 31, 2022

Cash and cash equivalents	$11,464	$9,123
Marketable debt securities - current	816	130
Marketable debt securities - non-current	364	—
Cash, cash equivalents and marketable debt securities	$12,644	$9,253
Short-term debt obligations	(3,119)	(4,264)
Long-term debt	(36,653)	(35,056)
Net debt position	$(27,128)	$(30,067)

BRISTOL-MYERS SQUIBB COMPANY
2024 FULL YEAR FINANCIAL GUIDANCE

The following table summarizes the company's 2024 financial guidance:
Line item	Non-GAAP(a)
Total reported revenues	Low single-digit increase
Total revenues Ex-Fx(b)	Low single-digit increase
Gross margin %	~74%
Operating expenses(c)	Low single-digit increase
Other income/(expense)	~$250M
Effective tax rate	~17.5%
Diluted EPS(d)	$7.10 - $7.40

(a) 2024 Guidance reflects the recent acquisition of Mirati closed in January 2024 and excludes planned acquisitions of Karuna Therapeutics and RayzeBio, subject to satisfaction of customary closing conditions.
(b) Ex-FX excludes the impact of foreign exchange calculated by converting our current-period local currency financial results using the prior period average currency rates and comparing these adjusted amounts to our prior-period results.
(c) Operating expenses consist of Marketing, Selling and Administrative expenses and Research and Development expenses.
(d) Diluted EPS exclude the net impact of future Acquired IPRD charges and licensing income.

A reconciliation of forward-looking non-GAAP measures, including non-GAAP EPS, to the most directly comparable GAAP measures is not provided because comparable GAAP measures for such measures are not reasonably accessible or reliable due to the inherent difficulty in forecasting and quantifying measures that would be necessary for such reconciliation. Namely, we are not without unreasonable effort, able to reliably predict the impact of accelerated depreciation, and impairment charges, legal and other settlements, gains and losses from equity investments and other adjustments. In addition, the Company believes such a reconciliation would imply a degree of precision and certainty that could be confusing to investors. These items are uncertain, depend on various factors and may have a material impact on our future GAAP results. See "Cautionary Statement Regarding Forward-Looking Statements" and “Use of Non-GAAP Financial Information.”